Exhibit 28(5)(iii) - Form of Third Amendment to Securities Lending Authorization Agreement

THIRD AMENDMENT TO
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX,
AS LISTED ON SCHEDULE B
AND STATE STREET BANK AND TRUST COMPANY

This Third Amendment (this "Amendment") dated February 8, 2010 is between the Funds in the Midas investment company complex (each a “Fund” and collectively, the “Funds”) as listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Maryland, and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, "State Street").

Reference is made to a Securities Lending Authorization Agreement dated May 16, 2008 between the Funds and State Street, as amended and as in effect on the date hereof prior to giving effect to this Amendment (the "Agreement").  The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each Fund as listed on Schedule B to the Agreement as it may be amended by the parties, and no single Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained herein.

WHEREAS, the Fund and State Street each desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.           Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.           Amendment.  The Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with the revised Schedule B attached to this Amendment.

3.           Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.           Effective Date.  This Third Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX,
AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY

By: __________________________________

Name: ________________________________

Title: _________________________________

STATE STREET BANK AND TRUST COMPANY

By: __________________________________

Name: ________________________________

Title: _________________________________

Schedule B

This Schedule B is attached to and made part of the Securities Lending Authorization Agreement dated May 16, 2008 between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED BELOW, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Foxby Corp.	13-3907058	12/31
Midas Fund, Inc.	41-1536110	12/31
Midas Special Fund, Inc.	13-3343918	12/31
Midas Perpetual Portfolio, Inc.	13-6900645	12/31